UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 7, 2006
BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
Item 1.01 Entry into a Material Definitive Agreement.
     On February 7, 2006 the Company modified its Employment Agreement with John H. Wildman (the “Executive”) to provide for the Executive’s continued employment as Bally Total Fitness Holding Corporation’s (“Bally” or the “Company”) Senior Vice President, Chief Operating Officer (the “Agreement”).
     The Agreement provides for employment with Bally until December 31, 2008 (the “Termination Date”) unless the Agreement is earlier terminated in accordance with its terms. The term of the Agreement will be automatically extended each year for an additional 12 months on the anniversary date of the Termination Date unless either party provides notice of intent not to renew at least ninety (90) days prior to the then-current termination date.
     The Agreement sets forth the terms of the Executive’s employment with Bally while he remains in his current position, including the following:
     The Executive will receive an annual base salary of $375,000 and an annual incentive payment of up to 50% of the Executive’s base salary based on performance criteria established by Bally’s Board of Directors. The Executive will also be eligible to participate in Bally’s employee benefit plans, any other equity-based compensation plan offered by Bally, and certain other executive perquisites programs. Upon the Executive’s termination of employment for any reason, the Executive will be prohibited from (i) engaging in any activity that is competitive with or adverse to Bally for a period of 12 months, (ii) soliciting any of Bally’s clients or employees or disparaging Bally for a period of 24 months, and (iii) disclosing any of Bally’s confidential information.
     Upon the Executive’s termination by Bally without cause, the Executive will generally be entitled to receive a lump-sum payment equal to (i) the greater of (A) all amounts of base salary that would otherwise be payable for the remainder of the then-current term of employment and that remain unpaid, or (B) 1.5 times the Executive’s then-current annual base salary, plus (ii) if such termination occurs prior to the payment of the Executive’s annual bonus payable with respect to the immediately preceding calendar year, the full amount of the Executive’s annual bonus for such year, plus (iii) 1.5 times the Executive’s target annual bonus for the then-current calendar year, plus (iv) compensation for any unused earned vacation days. Upon such termination, the Executive would also be entitled to immediate vesting of all awards previously granted to him pursuant to the Company’s 1996 Long-Term Incentive Plan, subject to the conditions set forth in the plan, and the Executive’s medical benefits would extend for an 18-month period.
     If Bally terminates the Executive’s employment without cause within two years of a change in control (as defined in the Agreement) of Bally or the Executive terminates his employment with Bally for good reason, the Executive will generally be entitled to receive a lump-sum payment equal to (i) 200% of the sum of (A) the Executive’s highest annual base salary rate then in effect, and (B) the Executive’s target annual bonus for the year, plus (ii) if such termination occurs prior to the payment of the Executive’s annual bonus payable with respect to the immediately preceding calendar year, the full amount of the Executive’s annual bonus for such year, plus (iii) compensation for any unused earned vacation days. Upon such termination, the Executive would also be entitled to the same vesting of awards and extension of medical benefits described in the immediately preceding paragraph.
     Within 120 days after the date that Paul A. Toback is no longer the Chief Executive Officer of the Company, the Executive may terminate his employment and will be entitled to receive an immediate lump-sum payment equal to no less than 60% of the sum of his (a) then-current annual base salary, and (b) target annual bonus for the then-current calendar year and may, upon approval by the Board, receive payment greater than 60% of the above-mentioned base salary and target annual bonus amounts, provided that such payment will be contingent upon the Executive’s giving the Board at least sixty (60) days’ advance written notice of his resignation date.
     If the Executive’s employment with Bally terminates on the expiration date of the Agreement, other than for cause, the Executive will be entitled to receive an immediate lump-sum payment equal to (i) one times the Executive’s then-current annual base salary, plus (ii) if such termination occurs prior to the payment of the Executive’s annual bonus payable with respect to the calendar year in which such expiration date occurs, the full amount of the Executive’s annual bonus for such year, plus (iii) one times the Executive’s target annual bonus for such calendar year, plus (iv) compensation for any unused earned vacation days. Upon such termination, the Executive’s medical benefits would extend for the 18-month period described above.
     The Executive would also be entitled to certain benefits upon death or long-term disability.
     If the Executive’s employment is terminated by the Company for cause or if the Executive terminates voluntarily without good reason, the Executive would not be entitled to any of the above-described benefits upon termination.
     The Executive is entitled to certain tax adjustment payments in the event he is subject to any excise taxes under Internal Revenue Code Sections 280G or 4999 following a change in control of Bally. The Executive is also entitled to tax adjustment payments with respect to compensation recognized by the Executive upon vesting of shares of restricted stock. The tax adjustment payment shall equal the amount of income taxes payable only with respect to the (x) first twelve dollars ($12.00) following a change of control and (y) six dollars ($6.00) for all other vesting of compensation recognized by the Executive for each such share of stock, plus the income taxes attributable to such adjustment.
     The preceding description of the terms of the Agreement is qualified in its entirety by reference to the text of the Agreement, which is attached hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) On February 10, 2006, the Company issued a press release announcing the resignation of Mr. Adam Metz as a Class II Director. Mr. Metz’s resignation was not due to any disagreement with the Company.
(d) On February 10, 2006, the Company issued a press release announcing the reappointment of Eric Langshur to its Board as a Class II Director. Mr. Langshur will continue to serve as Chairman of the Company’s Audit Committee.
The press release is attached hereto as Exhibit 99.1.
Item 8.01 Other Events.
     On February 7, 2006, IVS Associates, Inc. certified the vote of the Annual Meeting of Stockholders held January 26, 2006 and confirmed that Charles J. Burdick, Barry R. Elson and Don R. Kornstein were elected as directors of the Company. In addition, IVS Associates, Inc. certified that the proposal to adopt the 2006 Omnibus Equity Compensation Plan was defeated, that the proposal to ratify the appointment of KPMG LLP as independent auditor was approved, that the stockholder proposal of Pardus Capital Management LLC regarding bylaw amendments was approved, and that the stockholder proposals of Liberation Investments L.P. did not receive the required approval of 75% of the outstanding common shares of the Company.
     On February 10, 2006, the Company announced (i) the certification of the vote by IVS Associates, Inc., (ii) that Don R. Kornstein and Barry R. Elson will join John W. Rogers, Jr., Barry Deutsch and Steven Rogers on the

Strategic Alternatives Committee of the Board of Directors, which will be co-chaired by Messrs. Kornstein and John Rogers, (iii) that Adam S. Metz had resigned from the Board of Directors, (iv) that Eric Langshur had been re-appointed to the Board of Directors, and (v) that the Company and Pardus Capital Management LLC and Liberation Investments L.P. had agreed to dismiss all pending litigation. The press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

10.1	Employment Agreement effective as of January 1, 2006 between the Company and John H. Wildman.

99.1	Press Release dated February 10, 2006

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: February 10, 2006	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel